                          NATIONAL SEMICONDUCTOR CORPORATION

                              SHARED SERVICES AGREEMENT


    This Transition Services Agreement, made this 11th day of March, 1997 by and between NATIONAL SEMICONDUCTOR CORPORATION ("National") and FAIRCHILD SEMICONDUCTOR CORPORATION ("Fairchild").

    WHEREAS, National owns and operates a semiconductor manufacturing facility on Western Avenue in South Portland, Maine (the "South Portland Facility"); and

    WHEREAS, the various components of the South Portland Facility have been operated as a single integrated facility; and

    WHEREAS, the South Portland Facility is now to be divided into two separately operated managed facilities, to be known as the Fairchild Site and the National Site, with the Fairchild Site to be transferred to Fairchild; and

    WHEREAS, there are certain services which will continue to be provided by Fairchild to National after division of the facilities.

    NOW, THEREFORE, in consideration of $1.00 and other valuable consideration and in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

    1. Services. Commencing on the date hereof (the "Effective Date"), Fairchild shall provide National with certain site support, human resources, and information services (collectively, the "Services") upon the terms and conditions set forth in Exhibits A, B, C, D and E attached hereto. All such Services to be provided by Fairchild to National shall

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be provided at comparable quality levels of performance and standards of care consistent with the standards historically experienced by National at the South Portland Facility.

    2. Cost. Whenever a Service is to be provided at Fairchild's cost of providing such Service, all direct costs of providing that Service which standard cost accounting practices require to be included and all depreciation costs shall be included in determining the cost. Such costs shall be allocated in accordance with Exhibits A, B, C, D and E attached hereto. Additional capital and overhead costs not directly associated with the applicable Service shall not be included in the allocated costs. If the cost of providing a Service to the recipient cannot be separately determined, then the total cost to the provider supplying the Service shall be allocated between the provider and recipient based on usage. Fairchild shall render to National a monthly statement for amounts due for Services rendered under this Agreement for the previous month. Each party shall keep complete and accurate books and records of account relating to the cost of shared services pursuant to this Agreement and make such books and records available to the other party for inspection upon reasonable request.

    3. Termination. The term of the Services provided hereunder shall be as set forth in the Exhibits attached hereto. Any Service provided by Fairchild to National pursuant to this Agreement which is to terminate on a specified date as set forth herein, may be earlier terminated by National on 90 days' prior written notice to Fairchild, and in such event National shall no longer be obligated to pay the requisite fees attributable to such canceled service; provided, however, that all fees shall be paid through the effective date of such termination, with monthly fees being prorated through the date of termination. Any service provided by one party to the other hereunder which is terminable
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by mutual agreement, may be terminated by either party upon one year's written notice to the other, unless otherwise provided herein.

    4. Confidentiality. (a) All records, data files (and the data contained therein), input materials, reports and other materials (collectively the "Data") received, computed, developed, processed or stored by Fairchild for National shall be and remain the exclusive property of National, and Fairchild shall not possess any interest, title, lien or right in connection with such Data. Fairchild shall safeguard National's Data to the same extent it protects its own Data. National Data shall not be utilized by Fairchild for any purposes other than the Services described herein nor shall it be disclosed, sold, assigned, leased or otherwise disposed of to third parties by Fairchild or commercially exploited by or on behalf of Fairchild, its employees or agents.

    (b) Upon termination of any Service provided hereunder by Fairchild, Fairchild shall immediately deliver to National all the Data applicable to the terminated Service, including all copies thereof held by Fairchild. During the term of the provision of any service hereunder, Fairchild shall keep, consistent with National's current procedures and schedules for preparing Data backups, in a separate and safe place, at least one additional copy of all Data required to be maintained including additional tapes or discs necessary to reproduce such Data. Fairchild shall use commercially reasonable care to minimize the likelihood of any damage, loss of Data, delays and errors resulting from an uncontrollable event and shall use their reasonable best efforts to mitigate the effect of any such occurrence on the other party.

    5. Force Majeure. Except for National's duty to make timely payment for services rendered by Fairchild hereunder, a party shall not be liable for a failure or delay in

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the performance of any of its obligations under this Agreement or such failure or delay as the result of fire, flood, or other national disaster, act of God, war, embargo, riot, labor dispute or the intervention of any governmental authority, provided that the party failing in or delaying its performance immediately notifies the other party of its inability to perform and states the reason for such inability.

    6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one in the same Agreement.

    7. Entire Agreement. This Agreement is intended to be a complete and integrated Agreement with respect to the subject matter hereof, superseding all prior agreements and understandings with respect thereto and may not be amended or modified except by an instrument in writing signed by the parties hereto.

    8. Assignment; Binding Agreement. Neither party may assign or delegate this Agreement or the rights and obligations created hereunder without the prior written consent of the other whether by way of transfer, merger with or into such party, consolidation, reorganization or otherwise. Any purported assignment without such consent shall be void and constitute and breach of this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

    9. No Waiver. No failure or delay on the part of either party in the exercise of any power, right or privilege arising hereunder shall operate as a waiver thereof, nor

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shall any single or partial exercise of any power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

    10. Severability. If any provision of this Agreement is for any reason found to be ineffective, unenforceable or illegal, such condition shall not affect the validity or enforceability of any of the remaining portions hereof; provided, further that the parties shall negotiate in good faith to replace any ineffective, unenforceable or illegal provision with an effective replacement as soon as practical.

    11. No Joint Venture. Nothing contained herein or in the pursuance of this Agreement shall constitute the parties as entering into a joint venture or partnership or it shall constitute either party the agent for the other for any purpose or in any sense whatsoever.

    12. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maine, without reference to the conflict of laws provisions thereof.

    13. Limitation of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE OTHER PARTY'S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR THE FURNISHING, PERFORMANCE OR USE OF ANY GOODS OR SERVICES SOLD PURSUANT HERETO, WHETHER DUE TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE OR OTHERWISE.

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    14.  Headings. The headings and subheadings contained herein are for information purposes only and shall have no effect upon the intended purpose or interpretation of the provisions of this Agreement.

    15. Publicity. Neither party shall publicize or otherwise disclose the terms of this Agreement without the prior written approval of the other party.

    16. Notices. All notices, requests, demand and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted, if transmitted by telecopy, electronic or digital transmission methods; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery services (e.g. Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to

    If to National, addressed to:

           2900 Semiconductor Drive, M/S. 16-135
           Santa Clara, California  95052-8090
           Attention: General Counsel

           If to Fairchild, addressed to:

           333 Western Avenue, M/S 01-00
           South Portland, ME 04106
           Attention: General Counsel

    Or to such other place and with such other copies as such party may designate as to itself by written notice to the others.

    IN WITNESS WHEREOF, the parties hereto have had this Agreement executed by their respective authorized officers as of the date first written above.

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

                                        NATIONAL SEMICONDUCTOR
                                        CORPORATION

                                        By:
                                            ---------------------------------
                                        Its:
                                            ---------------------------------


                                        FAIRCHILD SEMICONDUCTOR

                                        By:
                                            ---------------------------------
                                        Its:
                                            ---------------------------------


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                                      EXHIBIT A

                             SITE SUPPORT SHARED SERVICES



    A.   Machine Shop; Quartz Shop; Electronics Shop


    1.   Description of Services. Fairchild shall provide National with

(a) general machine shop services, including repair of tools and other equipment and fabrication of equipment components, (b) general repair services for quartzware, and (c) general electronics repair services. Such services shall be provided by Fairchild to National on an as needed basis at the request of National; provided, however, that Fairchild will have no obligation to purchase equipment or tooling or hire additional personnel to support National and provided further that National shall have no obligation to use such Fairchild services.

    2.   Cost.

    a. Non-emergency Services. Fairchild will prepare a bid for the services to be rendered. If it accepts the bid, National will issue a Purchase Order.

     b. Emergency Services. Fairchild will charge National for time and materials. Time rates will be published and updated from time to time by Fairchild. National may, if it chooses, issue a blanket Purchase Order against which to charge emergency services.

    3.   Duration. Until terminated by mutual agreement of the parties.


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    B.   Materials and Logistics: Materials and Logistics services required by

National shall be provided by Fairchild or handled by National, as set forth below.1.

    Description of Services.

    a. SMS System Set Up: Fairchild will assign stock numbers, determine primary and secondary logical warehouse locations and issue management reports for National. National shall be responsible for system modifications and issuance of new stock numbers.

     b.  Stock Room Set Up: Fairchild shall be responsible for receiving
         (until National's new loading dock is operational) and putting away of materials and set up of bin/shelf locations in temporary locations until National has established permanent locations. National shall be responsible for set up of physical locations, including bin/shelves, and moving materials from temporary to permanent locations for National's use.

     c. Stock Room Personnel Support: Fairchild shall be responsible for material planning for chemicals, gases and silicon, based on requirements provided by National. National shall be responsible for material planning for quartz, spares, consumables and non-consumables, for storekeepers in National stock rooms and for supervision.

     d. Materials Management (Planning, Expediting, Scheduling): Fairchild shall be responsible for chemicals, gases and silicon. National shall be responsible for quartz, spares, consumables and nonconsumables.

     e. Shipping/Receiving/Traffic: Fairchild shall continue its shipping/receiving/traffic control function at the existing loading dock.

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         National shall be responsible for staffing the new loading dock adjacent to Building 18 for handling its materials; Fairchild shall be responsible for staffing said new loading dock for handling Fairchild materials.

    2. Cost. All services provided by Fairchild to National hereunder shall be at Fairchild's cost.

    3.   Duration. Services to be provided by Fairchild through August 31, 1997.


    C.   Emergency Response Team.

         Each party will provide its own emergency response team.

    D.   Procurement.


    1. Description of Services. Fairchild shall provide National with purchasing implementation services for all indirect/direct materials (i.e. raw silicon, chemicals, gas, resistors, targets, quartz, consumable/non-consumables, stores).

    2.   Cost. Such services shall be provided at Fairchild's cost.


    3.   Duration. Services to be provided by Fairchild through August 31,
         1997.

    E.   Parts Cleaning


    1. Description of Services. Fairchild shall provide National with reasonable access to parts cleaning operations and equipment. National will provide the labor to clean National's parts.

    2. Cost. Such services shall be rendered at an hourly rate to be calculated based on historical data including all Fairchild costs and direct overhead to run each parts cleaning area.

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    3.   Duration. Such services will be provided through May 31, 1997;
provided that upon 90 days' prior written notice from National, such services may be extended through August 31, 1997.


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

                                      EXHIBIT B

                           HUMAN RESOURCES SHARED SERVICES

    A.   Employee Relations


    1. Description of Services. Fairchild will provide non 200 mm project National groups on site with employee relations services (HR Business Partner Support).

    2. Cost. (a) For routine employee relations support Fairchild will allocate to the served National groups a share of Fairchild's total cost for such services based on head count ratio.

    (b) For non-routine employee relations support such as, but not limited to, layoffs, restructuring and business moves, Fairchild will charge to National groups requiring such support the incremental costs for such services. This shall be in addition to the charges to National under (a) above.

    3. Duration. Through December 31, 1996. Thereafter, all National Employee Relations services for the 200 mm facility will be provided by National.

    B.   Payroll.


    No shared services.

    C.   Human Resource Information Services (HRIS).


    1. Description of Services. Fairchild will continue to generate reports from common systems for National.

    2. Cost. Services to be provided at Fairchild's cost allocated by site head count.

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    3.   Duration. Such services shall continue until such time as National has its own system operational or until such time as Fairchild does not have access to National's HRIS system, whichever occurs first.

    D.   Service Center.


    1. Description of Services. Fairchild will continue to store and protect records and continue to offer benefits information and sign up and orientation support for National.

    2. Cost. Services to be provided at Fairchild's cost allocated by site head count.

    3. Duration. This service shall continue until National is ready to support National employees on the South Portland site from Santa Clara, California, but no later than May 31, 1997.

    E.   Occupational Health Services.


    1. Description of Services. Fairchild will provide National with occupational health services at the Fairchild main plant. Fairchild will also provide training assistance to National if required to any occupational health nurse hired by National. National will indemnify, defend and hold harmless Fairchild from and against any claims, costs or liabilities, including reasonable attorneys' fees, arising out of or relating to use by National employees of Fairchild's occupational health services.

    2. Cost. To be provided at Fairchild's cost allocated by employee head count.

    3.   Duration. Through May 31, 1997.


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    F.   Employment Services.


    1. Description of Services. Fairchild shall provide National with recruiting, interviewing, sourcing, hiring and other related services as required by National.

    2. Cost. Services to be provided at Fairchild's cost allocated by site head count.

    3.   Duration. Through May 31, 1997.


    G.   Cafeteria.


    1. Description of Services. There will be a single vendor for cafeteria services for both sites. Fairchild will negotiate and contract with said vendor; provided that such vendor shall be satisfactory to National in its reasonable judgment. The cafeteria on the Fairchild site will be used by Fairchild employees. The cafeteria in Building 10 will be used by National employees and Building 10 tenants. The kitchen in the Building 10 cafeteria will support both cafeterias; provided that National may give 90 days' notice to terminate such arrangement.

    2. Cost. Each building owner shall be responsible for all costs of maintaining and operating its own cafeteria.

    3.   Duration. Until terminated by mutual agreement of the parties.


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

    H.   Site University and Organizational Development.


    1. Description of Services. (a) Fairchild will provide educational registrar, enrollment and administrative services in connection with employee educational seminars and other continuing educational matters. Fairchild will also search for and screen vendors to provide such educational services. Certain proprietary classes will be open only to one Company.

    (b) Fairchild will continue to administer the National Technology University Program.

    2. Cost. (a) National participation will be on a pay-as-you-go plan. Class costs will be charged at cost plus 45% and laboratory fees will be an additional charge. (b) National Technology University program classes will be billed at cost plus $400.00 per course per student.

    3.   Duration. Until terminated by mutual agreement of the parties.


    I.   Communication and External Relations.


    1. Description of Services. (a) Basic N! NEWS subscription services will continue to be shared by the parties as follows:

    (i) National and Fairchild will cooperate in providing N! News services to both sites

    (ii) Each company will separately contract with Target Vision for base services

    (iii) A common contractor mutually agreeable to the parties will provide on site company specific programming, and each of National and Fairchild will be invoiced separately for services rendered by such contractor


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    (iv)  The existing N! News equipment in the broadcast center will remain the property of Fairchild, but be used by both companies

    (v) The monitors and cabling to such equipment will be owned by the owner of the building in which said monitors and cabling are located

    (vi) Fairchild will be able to use National monitors in space it leases from National.

    2. Cost. (a) N! News costs shall be shared equally between National and Fairchild. This will include costs to produce shared programming, facilities and equipment depreciation, new equipment that is to be shared by National and Fairchild, maintenance and other expenses associated with N! News. Each company may at its own cost purchase equipment to be used only by it.

    (b) Such services shall be provided at Fairchild's cost allocated by total site head count.

    3. Duration. (a) Basic N! NEWS shall continue until mutual agreement of the parties.

    (b) Public relation services rendered by Fairchild shall terminate on May 31, 1997.

    J.   Credit Union


    1. Description of Services. Subject to any applicable regulatory restrictions, Fairchild and National will cooperate in using their best efforts to establish the current credit union on site for use by employees of both companies. This will include a liaison with credit union management, restructuring of the Board of Directors to fairly represent

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employees of both companies and determining an on-site location accessible by employees from both companies.

    2. Cost. Any cost not covered by the credit union or normally covered by the employer will be shared by National and Fairchild based on a head count ratio.

    3.   Duration.  Until terminated by mutual agreement of the parties.


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

                                   EXHIBIT C

                                    FINANCE

    1. Description of Service. Fairchild will provide payroll (weekly processing of regular pay), accounts payable (process invoices, investigate issues), and general ledger (maintenance and badge processing).

    2.   Cost.  To be provided at Fairchild's cost.


    3.   Duration.  Such services shall be provided through August 31, 1997.


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                                      EXHIBIT D

                              QUALITY ASSURANCE SERVICES

    A.   Document Control


    1. Description of Service. Fairchild will render document control services to National to maintain the Document Control System ("DCS") integrity, maintain user accounts, maintain compliance to site and corporate requirements, maintain route and template definitions, assist users of DCS, review documents for format and integrity and prepare document control reports.

    2.   Cost.  These services will be billed at Fairchild's cost.


    3. Duration. This service will be provided through August 31, 1997; provided that upon 90 days' prior notice by National, it may be extended through November 30, 1997.

    B.   Incoming Quality Assurance


    1. Description of Services. Fairchild will provide incoming quality assurance services to National for direct manufacturing materials, including maintaining compliance to site and corporate specifications, filing statistical process control data, disposition of discrepant material, training receiving personnel, resolving discrepant material reports with suppliers, maintaining certificate of conformance files, monitoring shipment quality and preparing IQA reports.

    2.   Cost.  This service will be provided at Fairchild's cost.


    3. Duration. This service will be provided through August 31, 1997; provided, however, that upon 90 days' written notice by National the services may be extended through November 30, 1997.

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    C.   Failure Analysis and Calibration Labs


    1. Description of Services. These labs will continue to be located in Building 10 on the National site, but be owned, staffed and operated by Fairchild personnel. Fairchild shall provide laboratory services to National as agreed by National and Fairchild. Upon termination of its lease of Building 10, Fairchild may remove all of its laboratory equipment.

    2.   Cost Allocation.  Services shall be provided at Fairchild's cost.


    3.   Duration.  This service will continue through December, 1997.

                                   EXHIBIT E

                              INFORMATION SERVICES

    A.   VAX Data Center


    1.   Description of Service.


    a. Fairchild will provide National with the ability to run its Workstream production environment on VAX computers within the Fairchild data center through November 30, 1997. Fairchild will provide operational support for Workstream; National agrees to accept set up, configuration and access restrictions which Fairchild feels necessary to guaranty the integrity of the Fairchild production environment.

    b. National agrees to establish a Workstream development, test and experiment computing environment that is completely separate from the Fairchild system. National will provide and manage such systems, and Fairchild will provide operational support for same.

    2.   Cost.


    a. National will pay for the services described in paragraph 1.a. above on a "pay for use" basis, with CPU and disc space usage charged at the current rate structure. If, due to National's use, Fairchild needs to purchase additional computer capacity, National agrees to reimburse Fairchild for the cost of same.

    b. The Fairchild services to be rendered pursuant to paragraph 1.b. above will be charged to National on an actual cost basis.

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    c.   National also agrees to pay a reasonable share of corporate computer integrated manufacturing costs allocated to Fairchild. Commencing in period five of National's fiscal year '97, Workstream depreciation and maintenance, SAS license maintenance and similar costs will be allocated to National at 10% of the actual cost to Fairchild.

    3.   Duration.


    a. The services described in paragraphs 1.a. and 1.b. above shall be rendered by Fairchild through November 30, 1997.

    b. The costs described in paragraph 2.c. above shall be charged to National through May 31, 1997.

    B.   Electronic Mail


    1. Description of Services. Fairchild agrees to migrate and support all National PROFS users from TEVM2 to the VMS-based POP server solution Fairchild is implementing.

    2. Cost. National will be charged a proportional (based on number of users) share of the costs involved in the foregoing implementation and ongoing support. E-mail usage will be charged on a "pay for use" basis.

    3.   Duration.  These services will be rendered through August 31, 1997.


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

    C.   PC Support


    1. Description of Services. Fairchild will provide PC desktop and Novell support. This support will take the form of the current Vanstar contractor already funded by National as well as one additional contractor that will be hired by Fairchild.

    2. Cost. Fairchild and National shall split PC software licenses proportionally on a Novell user account basis. Vanstar contractors will be billed to National on an actual cost basis.

    3. Duration. The foregoing services will be rendered through February of 1997. At that time, the Vanstar contractors working with National will be transferred to and will contract directly with National.

    D.   Wide Area Network (WAN) Support


    1. Description of Services. National agrees to cause its corporate headquarters information services to provide National with a BCN router for National's use no later than May 31, 1997. There will be no Fairchild support.

    2. Cost. Prior to National being provided with a separate BCN router, Fairchild will charge National 15% of all corporate information service allocations to Fairchild. As soon as National is provided with a separate BCN router, it will pay directly to National corporate all WAN charges.

    3. Duration. National will have an independent BCN router and be paying all charges directly to corporate headquarters no later than May 31, 1997.

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

    E.   Local Area Network (LAN) Support


    1.   Description of Services.


    a. Fairchild will provide LAN support to Building 10, the McBride building and the Boulos buildings. Building 10 network wiring and network closet patch panels will remain part of Building 10 and, therefore, be owned by National. All other network hardware located in Building 10 will be divided between Fairchild and National based on the current user ratio between National and Fairchild. Fairchild will also provide support and migration assistance to National in connection with establishing National's independent LAN.

    b. A Building 18 dedicated LAN is to be installed by National no later than February, 1997 and will be tied into the National (Maine) BCN router. All installation work required in connection with such dedicated LAN will be done by National personnel.

    2. Costs. All support and migration assistance from Fairchild will be charged to National on an actual cost basis.

    3. Duration. The LAN support to be rendered by Fairchild pursuant to paragraph 1.a. above will continue through May 31, 1997. After that date, all National LAN requirements are to be handled by National.

    F.   Shop Floor Control


    1. Description of Services. Fairchild will continue to provide operational support for Workstream until the VAX data center separation is complete (no later than November 30, 1997, as provided above). Fairchild will assist in the transition of

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

operational support to National and will provide very limited assistance (a maximum of 36 hours per month) in connection with Workstream modeling and implementation support.

    2.   Costs.  All services to be charged at Fairchild's actual cost.


    3.   Duration.  Services to be rendered through November 30, 1997.


    G.   Business Systems


    1. Description of Services. Fairchild will continue to provide limited support in accordance with current practices for individual business systems until Fairchild implements a replacement solution for Fairchild or the end of May, 1998, whichever occurs first.

    2. Cost. All services rendered by Fairchild shall be charged to National at cost.

    3. Duration. Services to be rendered by Fairchild until Fairchild implements a replacement solution or the end of May, 1998, whichever occurs first.

    H.   Telephones


    1. Description of Services. Fairchild will continue the existing phone configuration through August 31, 1997 and will support National's migration to National purchased phone switches. Additionally, Fairchild agrees to support the first 50 Building 18 phones until a Building 18 phone switch is installed. National agrees to install such switch in Building 18 no later than the end of February, 1997.

    2.   Cost.  All services to be billed to National at Fairchild's cost.


    3. Duration. With respect to existing phones, through August 31, 1997. With respect to Building 18 phones, through the end of February, 1997.


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

    I.   Dial In Services.


    1. Description of Services. National and Fairchild agree to share all current dial in services and capabilities until National provides its own capability.

    2.   Cost.  No charge.


    3. Duration. Through May 31, 1997, after which National will provide its own capability.

    J.   Video Conference Services.

    1. Description of Services. National and Fairchild will continue to share outsourced administration of video conference facilities.


    2. Cost. All third-party costs shall be shared equally by the parties; facility and hardware costs shall be borne by National and Fairchild for their respective buildings. Additionally, National and Fairchild may agree to allow use by the other of their video conference facilities at an hourly rate to be negotiated.

    3. Duration. This arrangement will continue until terminated by one of the parties on 90 days' written notice to the other.

                                          26